EXHIBIT 99





           J. ROBERT HILLIER RESIGNS FROM HERSHEY FOODS CORPORATION'S
                               BOARD OF DIRECTORS


HERSHEY, Pa., January 2, 2003 -- Hershey Foods today announced that J. Robert Hillier resigned from its Board of Directors effective December 31, 2002. A Hershey Foods Director since 2001, Hillier served as a member of the Committee on Directors and Corporate Governance and the Compensation and Executive Organization Committee. Hillier is also Chairman of the Board and Founder of Hillier in Princeton, New Jersey, one of the nation's largest architectural firms.


"Hershey Foods has benefited from Bob's considerable knowledge and experience," said Richard H. Lenny, Chairman, President and Chief Executive Officer, Hershey Foods. "He has our sincere appreciation as we wish him continued success in his future endeavors."


Hershey Foods will seek a replacement for Hillier on its nine-member Board of Directors.


Contact: Christine M. Dugan (717) 508-3238